Exhibit 5.1

October 6, 2026

Innventure, Inc.
6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida 32827

Re:	Up to $60,000,000 of Shares of Common Stock, Par Value $0.0001 Per Share, to Be Offered Pursuant to the At The Market Offering Agreement

Ladies and Gentlemen:

We are acting as counsel for Innventure, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $60,000,000 aggregate offering price of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), pursuant to the At The Market Offering Agreement, dated as of October 6, 2026 (the “Sales Agreement”), by and between the Company and Lucid Capital Markets, LLC  (the “Agent”).  The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Sales Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.  Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Sales Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable, provided that such consideration is at least equal to the stated par value of the Shares.

In rendering the opinion above, we have assumed that each issuance and delivery of Shares pursuant to the Sales Agreement will be approved by the Board of Directors or an authorized committee thereof and the resolutions of the Board of Directors or an authorized committee thereof authorizing the Company to issue and deliver and sell the Shares pursuant to the Sales Agreement will be in full force and effect at all times at which the Shares are issued and delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

October 6, 2026 Page 2
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-292427) (the “Registration Statement”) filed by the Company to effect registration of the offer and sale of the Shares under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day